Item 5.07	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of the Stockholders of TFS Financial Corporation (the “Company”) was held on Thursday, February 27, 2020 in Cleveland, Ohio. For more information on the following proposals, see the Company's proxy statement dated January 15, 2020, the relevant portions of which are incorporated herein by reference.

The official ballot from the meeting, submitted to the Secretary by the Inspectors of Elections, disclosed the following tabulation of votes:

The stockholders elected the three nominees for director, each to hold office for a three-year term and until his successor has been duly elected and appointed as follows:

Directors	For	Against	Abstain	Broker Non-Votes
William C. Mulligan	256,129,459	7,746,375	185,762	8,649,618
Terrence R. Ozan	262,958,436	803,912	299,248	8,649,618
Marc A. Stefanski	251,539,070	12,496,802	25,724	8,649,618

The stockholders conducted an advisory vote on the compensation of our named executive officers, and voted as follows:

For	Against	Abstain	Broker Non-Votes
242,823,793	20,955,745	282,058	8,649,618

The stockholders ratified the selection of Deloitte & Touche LLP as the Company's independent accountant for the Company's fiscal year ending September 30, 2020, and voted as follows:

For	Against	Abstain	Broker Non-Votes
271,659,009	707,501	344,704	0

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TFS FINANCIAL CORPORATION (Registrant)

February 27, 2020	By:	/s/ Paul J. Huml
Paul J. Huml
Chief Financial Officer